Exhibit 10.34

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (“Option Agreement”) entered into as of <date> by and between GETTY IMAGES, INC., a Delaware corporation (the “Company”), and Sample Employee (the “Participant”), an employee of the Company.

1. Option Agreement Pursuant to Plan. This Option Agreement is entered into pursuant to the 1998 Getty Images Stock Incentive Plan (the “Plan”), is subject to and incorporates herein the provisions of the Plan. The provisions of this Option Agreement are qualified in their entirety by reference to the Plan and in the event of a conflict between the provisions of this Option Agreement and the provisions of the Plan, the provisions of the Plan shall control. Capitalized terms used in this Option Agreement shall have the same meanings given to them in the Plan, unless otherwise indicated in this Option Agreement.

2. Grant of Option. The Company hereby grants to the Participant an option (“Option”) to purchase all or any part of an aggregate of                      shares (the “Optioned Shares”) of the Company’s Common Stock, on the terms and conditions set forth herein. The Option is not, and is not intended to meet the requirements for, an incentive stock option within the meaning of Section 422 of the Code.

3. Exercise Price. The exercise price for the purchase of the Optioned Shares purchasable upon exercise of the Option shall be $             for each of the Optioned Shares.

4. Term and Vesting of Option.

(a) Term. The term of the Option shall commence on <date>, (the “Grant Date”) and terminate <date> (the “Expiration Date”), or on such earlier date as provided hereinafter. In no event shall the term of the Option be longer than ten (10) years and one (1) day from the Grant Date. The vested portion of the Option shall be exercisable as to any part or all of the aggregate number of Optioned Shares, as provided below.

(b) Vesting of Option. The Option shall vest and become exercisable as follows:                                 .

5. Time and Method for Exercising the Option.

(a) Time. The Participant may exercise the vested portion of the Option in one or more installments from time to time prior to the Expiration Date. Exercisability is cumulative, and after the Option becomes exercisable as to any portion of the Optioned Shares, it shall continue to be exercisable with respect to that portion of the Optioned Shares until the Option expires.

(b) Termination of Employment.

(1) Termination of Status as Employee. If the Participant shall cease to be an employee for any reason other than permanent or total disability (within the meaning of Section 22(e)(3) of the Code, as determined in the sole discretion of the Committee), retirement, death or a termination by the Company for Cause, the Option shall automatically terminate ninety (90) days following the date he/she ceases to be an employee. Prior to such termination of the Option, the Participant may exercise the Option to the extent that the Option was vested as of the termination date; provided, however, that no Option shall be exercised after the Expiration Date.

(2) Disability. In the event of the permanent and total disability (within the meaning of Section 22(e)(3) of the Code, as determined in the sole discretion of the Committee) of the Participant who is at the time of commencement of such disability, or was within the 90-day period prior thereto, an employee and who was continuously employed as such from the Grant Date until the date of disability or termination, the Option may be exercised at any time within one (1) year following the date of disability, but only to the extent that the Option was vested at the time of the termination or disability, whichever comes first; provided, however, that no Option shall be exercised after the Expiration Date.

(3) Retirement. In the event of the retirement of the Participant who is at the time of such retirement, or was within the 90-day period prior thereto, an employee and who was continuously employed as such from the Grant Date until the date of the retirement, then the Option may be exercised by the Participant at any time within ninety (90) days following the retirement date, but only to the extent that the Option was vested at the time of the retirement; provided, however, that no Option shall be exercised after the Expiration Date. For purposes of this Option Agreement, the term “retirement” shall mean a voluntary termination of employment by an employee under conditions that would qualify the Participant for retirement benefits under the Company’s tax-qualified retirement plans.

(4) Death. In the event of the death of the Participant who at the time of his/her death is, or was within the 30-day period immediately prior thereto, an employee and who was continuously employed as such from Grant Date until the date of death, the Option may be exercised for a period of up to one (1) year following the date of death, at any time prior to the expiration of the Term, by the Participant or, if applicable, the Participant’s estate or by a person who acquired the right to exercise the Option by bequest, inheritance or otherwise as a result of the Participant’s death, but only to the extent that the Option was vested at the time of death; provided, however, that no Option shall be exercised after the Expiration Date.

(5) Termination for Cause. In the event of the termination of the Participant for Cause (as determined by the Committee), the Option shall immediately lapse as of the date of the Participant’s termination and shall no longer be exercisable.

(c) Method.

(1) Notice and Payment. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the shares of Common Stock with respect to which the Option is exercised has been received by the Company. The consideration to be paid for the Common Stock to be issued upon exercise of an Option shall be payment in cash, by check, or with shares of the Company’s Common Stock, as provided in Section 5(c) below. As soon as administratively practicable following the exercise of an Option in the manner set forth above, the Company shall issue or cause its transfer agent to issue stock certificates representing the shares of Common Stock purchased (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(2) Exercise of Option With Stock or Net of Exercise Price. A Participant may elect to exercise an Option in whole or in part by (i) delivering whole shares of the Company’s Common Stock previously owned by such Participant (whether or not acquired through the prior exercise of a stock option) having a fair market value equal to the aggregate Option price; or (ii) directing the Company to withhold from the shares that would otherwise be issued upon exercise of the Option that number of whole shares having a fair market value equal to the aggregate Option price. Shares of the Company’s Common Stock so delivered or withheld shall be valued at their fair market value at the close of the last business day immediately preceding the date of exercise of the Option. Any balance of the aggregate Option price shall be paid in cash.

(3) Voting and Dividend Rights. Until the issuance of such stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date occurs prior to the date the stock certificates are issued.

6. Non-Transferability. The Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a “qualified domestic relations order,” as defined in the Code and the rules and regulations promulgated thereunder, and may be exercised, during the lifetime of the Participant, only by the Participant. Notwithstanding the preceding sentence, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s immediate family (including, without limitation, to a trust for the benefit of the Participant’s immediate family or to a partnership or limited liability company for one or more members of the Participant’s immediate family), subject to such limits as the Committee may establish. The Participant may designate a beneficiary who may (i) exercise an Option under Section 5(b)(4) above, or (ii) receive shares of Common Stock issued pursuant to the exercise of an Option where the death of the Participant occurs between the date on which the Participant exercises the Option and the date the Company issues the shares.

7. Withholding. Upon each exercise of an Option, the Participant agrees to pay to the Company or to make appropriate arrangements acceptable to the Committee for satisfaction of any applicable federal, state or local income and employment taxes to be withheld with respect to such amount. Such withholding obligations may be settled with Common Stock, including a portion of the Optioned Shares that give rise to the withholding requirement. The obligations of the Company under this Option Agreement are conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

8 . Notices. All notices to the Company under this Option Agreement shall be in writing and shall be delivered by personal service or telegram, telecopier, or registered or certified mail (if such service is not available, then by first class mail), postage pre-paid, to such address as may be designated from time to time by the Company, and which shall initially be:

Getty Images, Inc.

601 North 34th Street

Seattle, WA 98103

Attn: Legal Counsel

All notices shall be deemed given when received.

9. No Effect on Terms of Employment. This Option Agreement shall not affect any right or power of the Company or the Employer to terminate or change the terms of employment of Employee at any time and for any reason whatsoever, with or without cause.

10. Integration. This Option Agreement and the Plan constitute the entire agreement between the Company and the Participant pertaining to the subject matter hereof, and supersede all oral and prior written or implied agreements and understandings between the parties.

11. Waiver. Any failure to enforce any terms or conditions of this Option Agreement by the Company shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

12. Severability of Provisions. If any provision of this Option Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof and this Option Agreement shall be construed and enforced as if it did not include such provision.

13. Successors. This Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any assigns, successors or heirs of the Participant. Where the context permits, “Participant” as used in this Option Agreement shall include the Participant’s executor, administrator or other legal representative or the person or persons to whom the Participant’s rights pass by will or the applicable laws of descent and distribution. Nothing in this Option Agreement shall be interpreted as imposing any liability on the Company in favor of the Participant or such transferee of option rights with respect to any loss, cost or expense which the Participant or transferee may incur in connection with, or arising out of any transaction involving the Option granted hereunder.

14. Amendment of Option Agreement. This Option Agreement cannot be amended except by a writing executed by the Company and the Participant.

15. Applicable Law; Headings. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. The headings in this Option Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement to be effective as of the date first written above.

GETTY IMAGES, INC.

By: <name>	<name>

The Participant must accept the above options to purchase shares of Getty Images common stock in accordance with and subject to the terms and conditions of this Agreement and the Plan. By signing above, the Participant acknowledges that he or she has read this Agreement and the Plan, and agrees to be bound by this Agreement, the Plan and the actions of the Committee. If he or she does not do so prior to 90 days following the date of grant, Getty Images may declare the option grant null and void.